FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 277-5162 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463

Bel Reports Third Quarter and Nine Month Results

JERSEY CITY, New Jersey, October 26, 2005 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced operating results for the third quarter and first nine months of 2005.

Third Quarter Results
For the three months ended September 30, 2005, revenue increased 13% to $56,248,000 from $49,986,000 for the same period last year. Pre-tax income increased to $7,364,000 for this year's third quarter from $7,102,000 for the third quarter of 2004. Net income for the third quarter of 2005 was $5,986,000, or $0.52 per diluted share, reflecting a 19% effective tax rate. This compares to net income for the third quarter of 2004 of $6,894,000, or $0.60 per diluted share, reflecting a 3% effective tax rate that resulted principally from one-time events.
At September 30, 2005, Bel reported cash, cash equivalents and marketable securities of approximately $82,514,000, working capital of approximately $123,283,000, a current ratio of 4.4-to-1, total long term obligations of $3,026,000 and shareholders' equity of approximately $194,439,000.

Nine Month Results
For the nine months ended September 30, 2005, revenue increased 13% to $159,231,000 from $140,733,000 for the first nine months of 2004. Pre-tax income increased to $21,552,000 for the first nine months of 2005. This compares to pre-tax income of $21,858,000 for the same period of the prior year, which included $2,935,000 related to proceeds from a lawsuit. Net income for this year's first nine months was $16,968,000, or $1.47 per diluted share, reflecting a 21% effective tax rate. This compares to net income for the first nine months of 2004 of $18,694,000, or $1.63 per diluted share, reflecting a 14% effective tax rate. Last year's nine month results included a net after-tax gain of $0.12 per share, reflecting proceeds of $2,935,000 from the settlement of a lawsuit and a fixed asset write down of $1,033,000.

Operations Review
"In addition to an increase in magnetics sales, third quarter revenue growth also was driven by higher sales of our latest DC/DC products and the inclusion of products from Galaxy Power, which Bel acquired in March 2005," said Daniel Bernstein, president of Bel. "We were pleased by our year-to-year comparisons and believe that we made significant progress in the transfer of a key high-volume program from Galaxy to our manufacturing operations in Asia, which we expect to generate additional efficiencies in the future. However, lead times in our industry remain short and pressure on selling prices and certain raw material costs continues. Bel continues to aggressively pursue our new product development programs in power and other attractive markets, and we remain alert for opportunities to expand our business through acquisitions that would enhance shareholder value."

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Bel Reports Third Quarter and Nine Month Results
October 26, 2005
Page Two

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EDT, for a period of 20 days at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21264667 after 1:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack7s), modules (DC/DC converters, integrated analog front end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed (including the statement regarding future efficiencies) are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; the difficulties inherent in integrating remote business that may have followed business practices that differ from the Company's business practices; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products, and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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BEL FUSE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
($000s omitted, except for per </F ont>share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net Sales	$56,248	$49,986	$159,231	$140,733

Cost of expenses:
Cost of sales	40,420	35,008	113,800	97,995
Selling, general and administrative expenses	8,811	7,984	24,619	23,054
Fixed asset write-down	--	--	--	1,033
	49,231	42,992	138,419	122,082

Income from operations	7,017	6,994	20,812	18,651

Other income - net	347	108	740	272
Lawsuit proceeds	--	--	--	2,935

Earnings before income tax provision	7,364	7,102	21,552	21,858
Income tax provision	1,378	208	4,584	3,164

Net earnings	$5,986	$6,894	$16,968	$18,694

Net earnings per common share
Basic	$0.52	$0.61	$1.48	$1.66
Diluted	$0.52	$0.60	$1.47	$1.63

Weighted average common shares outstanding
Basic	11,501	11,331	11,448	11,260
Diluted	11,575	11,538	11,542	11,490

CONDENSED CONSOLIDATED BALANCE SHEET DATA
($ 000s omitted)(Unaudited)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
ASSETS	2005	2004	LIABILITIES & EQUITY	2005	2004

Current Assets	$159,838	$159,768	Current liabilities	$36,555	$32,144

Property, plant & equipment, net	41,639	41,245	Long-term liabilities	3,026	6,762

Goodwill, net	22,340	9,882	Deferred income taxes	--	410

Intangibles & other assets	10,203	6,882	Stockholders'equity	194,439	178,461

Total Assets	$234,020	$217,777	Total liabilities &equity	$234,020	$217,777